October 26, 2018

Bank of America Announces Passing of Vice Chairman Terrence Laughlin

CHARLOTTE – Bank of America today announced the death of Terrence P. Laughlin, vice chairman and head of Global Wealth and Investment Management. He was 63 years old.

“Terry was a builder and a problem solver, and one of the finest individuals I’ve had the privilege to know and work alongside,” said Chief Executive Officer Brian Moynihan. “His leadership on Global Wealth and Investment Management, helping to build a consolidated banking and wealth management business, is without a peer in our industry. Recently, he helped expand our company’s presence in Pittsburgh, his beloved city where he is so well-admired and respected.”

Laughlin previously served as Bank of America’s chief risk officer. He also led the company’s Legacy Asset Servicing group.

“Terry was instrumental in helping our company recover from the crisis and get us to where we are today, the world’s best bank,” Moynihan added.

“Terry was a gifted leader who cared deeply about the world in which we live,” said Jack Bovender, Bank of America’s lead independent director. “Just this month, he convened a blue-ribbon panel of experts in New York to consider ways that the private sector can address the impacts of climate change on urban communities. That is just one example of how Terry committed himself to solving our toughest issues.”

Before joining Bank of America, Laughlin was a member of the investor group that acquired IndyMac Savings Bank from the FDIC. Subsequent to the acquisition of IndyMac, it was renamed OneWest Bank, and he served as chief executive officer.

Laughlin was a member of the board of the Urban Institute and the Brooklyn Museum.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 67 million consumer and small business clients with approximately 4,400 retail financial centers, approximately 16,100 ATMs, and award-winning digital banking with more than 36 million active users, including nearly 26 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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www.bankofamerica.com

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Reporters May Contact:
Larry Di Rita, Bank of America, 1.202.442.7589
lawrence.di_rita@bankofamerica.com

Jerome Dubrowski, Bank of America, 1.646.855.1195
jerome.f.dubrowski@bankofamerica.com